Exhibit 19.1

NINE ENERGY SERVICE, INC.
INSIDER TRADING POLICY
(Adopted as of January 18, 2018)
This Insider Trading Policy (this “Policy”) applies to directors, officers, employees, agents, advisors and consultants, and any Related Persons (as defined below) of such persons (collectively, “Insiders”) of Nine Energy Service, Inc. and its subsidiaries and affiliates (collectively, the “Company”) with respect to transactions in the Company’s securities (such as common shares, options to buy or sell common shares, warrants and convertible securities) and derivative securities relating to the Company’s common shares, whether or not issued by the Company for the purpose of promoting compliance with applicable securities laws.
This Policy provides guidelines to Insiders who receive or are aware of Material, Non-Public Information (as defined below), or any person who receives Material, Non-Public Information from an Insider, regarding (1) the Company and (2) any other company with publicly-traded securities, including the Company’s customers, joint-venture or strategic partners, vendors and suppliers (collectively, “Nine Business Partners”), obtained in the course of employment by or in association with the Company.
All Insiders must comply strictly with this Policy.
To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to certain Insiders, specifically the Company’s directors, officers and certain other members of management, as well as each such person’s Related Persons, who we refer to collectively as being in the “Window Group”, as further discussed in Section III.
The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law.
Please read this Policy carefully. Any questions on how to proceed or interpret this Policy may be directed to the Company’s General Counsel (including via email at [email]). Additionally, those Insiders identified by the Company as being in the “Window Group” and who have been notified that they have been so identified must promptly sign and return the certification attached as Annex A acknowledging receipt and review of this Policy to:
Nine Energy Service, Inc. 2001 Kirby Drive, Suite 200
Houston, Texas 77019 Attention: General Counsel

I.Definitions and Explanations
US 5036487v.3

A.Material, Non-Public Information
1.What Information is “MateriaI”?
It is not possible to define all categories of material information. However, information should always be regarded as material if there is a substantial likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities. Information that is likely to affect the price of a company’s securities is almost always material. It is also important to remember that either positive or negative information may be material.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material information. Common examples of material information include:
•Unpublished financial results (annual, quarterly or otherwise);
•Unpublished projections of future earnings or losses;
•News of a pending or proposed merger;
•News of a significant acquisition or a sale of significant assets;
•Impending announcements of bankruptcy or financial liquidity problems;
•Gain or loss of a substantial customer or supplier;
•Changes in the Company’s distribution or dividend policy;
•Share splits;
•Changes in the Company’s credit rating;
•New equity or debt offerings;
•Significant developments in litigation or regulatory proceedings; and
•Changes in the Company’s Board of Directors (the “Board”) or senior management.
The above list is for illustration purposes only and is not all inclusive. If securities transactions become the subject of scrutiny, they will be viewed after the fact and with the benefit of hindsight. Therefore, before engaging in any securities transaction, you should consider carefully how the U.S. Securities and Exchange
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INSIDER TRADING POLICY

Commission (“SEC”) and others might view your transaction in hindsight and with all of the facts disclosed.
2.What Information is “Non-Public”?
Information is “non-public” if it has not been previously disclosed to the general public and is otherwise not generally available to the investing public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public and the investing public must have had time to absorb the information fully. Generally, one should allow two full Trading Days (as defined below) following publication as a reasonable waiting period before information is deemed to be public.
B.Related Person
“Related Person” means, with respect to the Company’s Insiders:
•Any spouse, minor child, minor stepchild, parent, stepparent, grandparent, sibling, in-law, anyone else living in the Insider’s household, and any family member whose transactions in the Company’s securities are directed by the Insider or subject to the Insider’s influence or control;
•Partnerships in which the Insider is a general partner;
•Trusts of which the Insider is a trustee;
•Estates of which the Insider is an executor; and
•Other equivalent legal entities that the Insider controls.
C.Trading Day
“Trading Day” means a day on which national stock exchanges or the Over-The-Counter Bulletin Board Quotation System are open for trading, and a “Trading Day” begins at the time trading begins.
II.General Policy
This Policy prohibits Insiders from trading, or “tipping” others who may trade in the Company’s securities, while the Insider is aware of Material, Non-Public Information about the Company. Insiders are also prohibited from trading or tipping others who may trade in the securities of another company if the Insider learns Material, Non-Public Information about the other company in connection with their employment by or relationship with the Company. These illegal activities are commonly referred to as “Insider trading.”
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All Insiders should treat Material, Non-Public Information about any Nine Business Partners with the same care required with respect to Material, Non-Public Information related directly to the Company.
A.Trading on Material, Non-Public Information
No Insider or Related Person shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she is aware of Material, Non-Public Information concerning the Company, and ending at the beginning of the third Trading Day following the date of public disclosure of the Material, Non-Public Information, or at the time that the information is no longer material.
B.Tipping Others of Material, Non-Public Information
No Insider shall disclose or tip Material, Non-Public Information to any other person (including Related Persons) where the Material, Non-Public Information may be used by that person to trade in the securities of the company to which the Material, Non-Public Information relates, nor shall the Insider or the Related Person make recommendations or express opinions on the basis of Material, Non-Public Information as to trading in the securities of the company to which the Material, Non-Public Information relates. Insiders are not authorized to recommend the purchase or sale of the Company’s securities to any other person regardless of whether the Insider is aware of Material, Non-Public Information.
C.Confidentiality of Material, Non-Public Information
Material, Non-Public Information relating to the Company is the Company’s property and the unauthorized disclosure of Material, Non-Public Information is prohibited. If an Insider receives any inquiry from outside the Company (such as a securities analyst) for information (particularly financial results and/or projections) that may be Material, Non- Public Information, the inquiry should be referred to the Company’s Chief Financial Officer and the Company’s General Counsel, who are responsible for coordinating and overseeing the release of that information to the investing public, securities analysts and others in compliance with applicable laws and regulations.
D.Prohibited Transactions
Because the Company believes it is improper and inappropriate for its Insiders to engage in short-term or speculative transactions involving certain securities, it is the Company’s policy that its Insiders may not engage in any of transactions specified below.
1.Purchases of Company Shares on Margin. Any of the Company’s common shares purchased in the open market should be paid for in full at the time of purchase. Purchasing the Company’s common shares on margin (e.g., borrowing money from a brokerage firm or other third party to fund the share purchase) is strictly prohibited by this Policy.
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2.Short Sales of Company Shares. Any of the Company’s common shares purchased in the open market can be sold by the purchaser at any time, provided that the guidelines outlined in this Policy are adhered to. Selling the Company’s common shares short, however, is strictly prohibited by this Policy. Selling short is the practice of selling more shares than you own, which is a technique used to speculate on a decline in the share price.
3.Buying or Selling Puts or Calls on Company Shares. The purchase or sale of options of any kind, whether puts or calls, or other derivative securities relating to the Company’s common shares is strictly prohibited by this Policy. A put is a right to sell at a specified price a specific number of shares by a certain date and is utilized in anticipation of a decline in the share price. A call is a right to buy at a specified price a specified number of shares by a certain date and is utilized in anticipation of a rise in the share price.
4.Pledges of Company Shares. Company shares pledged as collateral for a loan may be sold without your consent by the lender in foreclosure if you default on your loan. A foreclosure sale that occurs when you are aware of Material, Non-Public Information may, under some circumstances, result in unlawful insider trading. Because of this danger, pledging Company securities as collateral for a loan is strictly prohibited by this Policy.
E.Standing Orders
Standing orders (except standing orders under approved Rule 10b5-1 Plans, see Section V below) should be used only for a very brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of Material, Non-Public Information.
F.Post-Termination Transactions
The guidelines set forth in this Section II continue to apply to transactions in the Company’s securities even after the Insider has terminated employment or other service relationship with the Company as follows: if the Insider is aware of Material, Non-Public Information when his or her employment or service relationship terminates, the Insider may not trade in the Company’s securities until that information has become public or is no longer material.
G.No Hardship Waivers
The guidelines set forth in this Section II may not be waived.
H.Certain Exceptions

The exercise of share options or vesting of restricted shares under the Company’s plans, the exercise of a tax withholding right pursuant to which a person has elected to have the
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Company withhold shares subject to an option or award of restricted shares to satisfy tax withholding obligations and the purchase of shares through a Company employee share purchase plan, if any, are exempt from this Section II. This Section II does apply, however, to any sale of shares acquired by exercising any such option, the vesting of restricted shares or pursuant to a share purchase plan, including any such sale as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
III.Additional Trading Guidelines and Requirements for Certain Insiders
A.Blackout Period and Trading Window
The period beginning at the close of market on the 15th calendar day prior to the end of each fiscal quarter or year and ending after two full Trading Days following the date of public disclosure of the financial results for that fiscal quarter (“Blackout Period”) is a particularly sensitive period of time for transactions in the Company’s securities from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that those certain Insiders identified by the Company as being in the “Window Group” will, during the Blackout Period, often be aware of Material, Non-Public Information about the expected financial results for the quarter. The Company’s directors and officers (“Section 16 Officers”) as defined by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as each such person’s Related Persons, shall be automatically included in the Window Group without exception. Those Insiders in the Window Group are prohibited from trading during the Blackout Period. Insiders who have not been identified as being in the Window Group should adhere to the general prohibitions set forth in this Policy.
To ensure compliance with this Policy and applicable federal and state securities laws, the Company requires that the Window Group refrain from executing transactions involving the purchase or sale of the Company’s securities other than during the period commencing at the open of market after the expiration of two full Trading Days following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the close of market on the 15th calendar day prior to the end of each fiscal quarter or year (“Trading Window”). The safest period for trading in the Company’s securities, assuming the absence of Material, Non-Public Information, is generally the first 10 days of the Trading Window.
The prohibition against trading during the Blackout Period encompasses the fulfillment of “limit orders” by any broker, and the brokers with whom the limit order is placed must be so instructed at the time it is placed. The prohibition against trading during the Blackout Period does not apply to transactions involving (1) the exercise of share options or vesting of restricted shares under the Company’s plans (however, any shares acquired must be held until the Blackout Period has expired), (2) the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option or award of restricted shares to satisfy tax withholding requirements or (3) the purchase of shares through a Company employee share purchase plan, if any (however, any shares so
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acquired must be held until the Blackout Period has expired). The Blackout Period does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
From time to time, the Company may also prohibit the Window Group and other Insiders specifically identified by the Company from trading the Company’s securities because of developments known to the Company and not yet disclosed to the public. In this event, the Window Group and any other Insiders specifically identified by the Company may not engage in any transaction involving the purchase or sale of the Company’s securities until the information has been known publicly for at least two full Trading Days and should not disclose to others the fact of the trading suspension.
It should be noted that even during the Trading Window, any person aware of Material, Non-Public Information concerning the Company should not engage in any transactions in the Company’s securities until the information has been known publicly for at least two full Trading Days, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all Insiders should use good judgment at all times.
B.Pre-Clearance of Trades
The Company has determined that the Window Group must not trade in the Company’s securities, even during a Trading Window, without first complying with the Company’s “pre-clearance” process. Any director, Section 16 Officer or other member of the Window Group must contact the Company’s General Counsel prior to commencing any trade in the Company’s securities. The General Counsel will consult, as necessary, with the Company’s Chief Executive Officer and Chief Financial Officer before clearing any proposed trade. Any proposed trade cleared by the Company’s General Counsel shall be reported immediately to the Company’s Chief Financial Officer.
Please note that clearance of a proposed trade by the Company’s General Counsel does not constitute legal advice regarding or otherwise acknowledge that a member of the Window Group does not possess Material, Non-Public Information. Employees must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of Material, Non-Public Information.
C.Hardship Waivers
The guidelines specified in this Section III may be waived, at the sole discretion of the chairman of the Board’s Audit Committee, if compliance would create severe hardship or prevent an Insider within the Window Group from complying with a court order, as in the case of a divorce settlement. Any exception approved by the Audit Committee chairman shall be reported immediately to the Company’s General Counsel.
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IV.Additional Information for Directors and Section 16 Officers
The Company’s directors and Section 16 Officers are required to file Section 16 reports with the SEC when they engage in transactions in the Company’s securities. Although the Company may generally assist its directors and Section 16 Officers in preparing and filing the required reports, directors and Section 16 Officers retain responsibility for the reports.
Directors and Section 16 Officers shall also comply with the policies and procedures set forth in the Company’s Short-Swing Trading and Reporting Policy.
Further, directors and Section 16 Officers may be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction, or Regulation BTR, under the federal securities laws. In general and with certain limited exemptions, Regulation BTR prohibits any director or Section 16 Officer from engaging in certain transactions involving Company securities during periods when participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. The rules encompass a variety of pension plans, including Section 401(k) plans, profit-sharing and savings plans, share bonus plans and money purchase pension plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or officer effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability. The Company will notify directors and Section 16 Officers if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.
“Section 16 Officer” means the Company’s president, principal financial officer, principal accounting officer (or if none, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), and any other officer who performs a policy-making function, as determined from time to time by the Board, or any other person who performs similar policy-making functions of the Company, as determined from time to time by the Board. Officers of the Company’s subsidiaries shall also be deemed officers of the Company if they perform policy-making functions for the Company, as determined from time to time by the Board.
V.Planned Trading Programs
Rule 10b5-1 under the Exchange Act provides an affirmative defense to an allegation that a trade has been made on the basis of Material, Non-Public Information. Under the affirmative defense, Insiders may purchase and sell securities even when aware of Material, Non-Public Information. To meet the requirements of Rule 10b5-1, each of the following elements must be satisfied.
•The purchase or sale of securities was effected pursuant to a pre-existing plan; and
•The Insider adopted the plan while unaware of any Material, Non-Public Information.
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The general requirements of Rule 10b5-1 are as follows:
•Before becoming aware of Material, Non-Public Information, the Insider shall have
(1)entered into a binding contract to purchase or sell the Company’s securities,
(2)provided instructions to another person to execute the trade for his or her account, or
(3)adopted a written plan for trading the Company’s securities (each of which is referred to as a “Rule 10b5-1 Plan”).
•With respect to the purchase or sale of the Company’s securities, the Rule 10b5-1 Plan either: (1) expressly specified the amount of the securities (whether a specified number of securities or a specified dollar value of securities) to be purchased or sold on a specific date and at a specific price; (2) included a written formula or algorithm, or computer program, for determining the amount of the securities (whether a specified number of securities or a specified dollar value of securities), price and date; or (3) provided an employee or third party who is not aware of Material, Non-Public Information with discretion to purchase or sell the securities without any subsequent influence from the Insider over how, when or whether to trade.
•The purchase or sale that occurred was made pursuant to a written Rule 10b5-1 Plan. The Insider cannot deviate from the plan by altering the amount, the price, or the timing of the purchase or sale of the Company’s securities. Any deviation from, or alteration to, the specifications will render the defense unavailable. Although deviations from a Rule 10b5- 1 Plan are not permissible, it is possible for an Insider acting in good faith to modify the plan at a time when the Insider is unaware of any Material, Non-Public Information. In such a situation, a purchase or sale that complies with the modified plan will be treated as a transaction pursuant to a new plan.
•An Insider cannot enter into a corresponding or hedging transaction, or alter an existing corresponding or hedging position with respect to the securities to be bought or sold under the Rule 10b5-1 Plan.
Since adopting a Rule 10b5-1 Plan is tantamount to an investment decision, the Rule 10b5-1 Plan may be adopted only during an open Trading Window when both (1) Insider purchases and sales are otherwise permitted under this Policy and (2) the Insider does not possess any Material, Non- Public Information. All adoptions of a Rule 10b5-1 Plan and any proposed alterations, modifications or early terminations of a Rule 10b5-1 Plan must be pre-cleared in writing in advance of adoption by the General Counsel and prompt disclosure regarding the plan’s adoption, alteration, modification or early termination may be made through a press release or Current Report on Form 8-K. Insiders are not permitted to have multiple Rule 10b5-1 Plans in operation. Please note that the Company retains the right to reject and not permit the adoption of a Rule 10b5-1 Plan for any reason. Further’ please note that if trading in the Company’s shares is suspended for any reason’ such suspension shall take effect notwithstanding the existence of a Rule 10b5-1 Plan.
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VI.Potential Criminal and Civil Liability and/or Disciplinary Action
A.SEC Enforcement Action
The adverse consequences of Insider trading violations can be significant and currently include, without limitation, the following:
1.For individuals who trade on Material, Non-Public Information (or tip information to others):
•A civil penalty of up to three times the profit gained or loss avoided resulting from the violation;
•A criminal fine of up to $5.0 million (no matter how small the profit); and/or
•A jail term of up to 20 years.
2.For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:
•A civil penalty of up to the greater of $1.0 million or three times the profit gained or loss avoided as a result of the Insider’s violation;
•A criminal penalty of up to $25.0 million; and/or
•The civil penalties may extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent Insider trading.
B.Disciplinary Action by the Company
Persons who violate this Policy shall be subject to disciplinary action by the Company, up to and including termination or other appropriate action.
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This document states a policy of Nine Energy Service, Inc. and is not intended to be regarded as the rendering of legal advice.
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ANNEX A INSIDER TRADING POLICY
CERTIFICATION
I have read and understand the Insider Trading Policy (the “Insider Trading Policy”) of Nine Energy Service, Inc. (the “Company”). I agree that I will comply with the policies and procedures set forth in the Insider Trading Policy. I understand and agree that, if I am an employee of the Company or one of its subsidiaries or other affiliates, my failure to comply in all respects with the Company’s policies, including the Insider Trading Policy, is a basis for termination for cause of my employment with the Company and any subsidiary or other affiliate to which my employment now relates or may in the future relate.
I am aware that this signed Certification will be filed with the Company’s records and with my personal records in the Company’s Human Resources Department.

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Signature

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Type or Print Name

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Date
A-1